UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BRAG HOUSE HOLDINGS, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY STATEMENT/PROSPECTUS SUPPLEMENT
(to Proxy Statement/Prospectus dated February 2, 2026)

This proxy statement/prospectus supplement (this “Supplement”), dated as of March 31, 2026, amends and supplements the proxy statement/prospectus of Brag House Holdings, Inc. (“Brag House”), dated February 2, 2026 (the “proxy statement/prospectus”), that was previously mailed to stockholders of Brag House on or about February 6, 2026, in connection with its special meetings of stockholders originally scheduled to be held on March 16, 2026, and adjourned to April 7, 2026, at which stockholders will consider, among other matters, proposals relating to the Merger Agreement, dated as of October 12, 2025, as amended pursuant to Amendment No. 1 thereto dated as of November 26, 2025 and Amendment No 2. thereto dated as of February 2, 2026 (as may be amended and/or amended and restated, the “Merger Agreement”), by and among Brag House, Brag House Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and House of Doge Inc., a Texas corporation (“House of Doge”), pursuant to which, among other things, Merger Sub will merge with and into House of Doge (the “Merger”), with House of Doge surviving the Merger as a wholly owned subsidiary of Brag House, and approve the transactions contemplated by the Merger Agreement.

To the extent of any conflict between this Supplement and the proxy statement/prospectus, the terms of this Supplement shall control with respect to the matters described herein. Capitalized terms used but not otherwise defined in this Supplement have the meanings given to them in the proxy statement/prospectus.

This Supplement does not contain complete information about Brag House, House of Doge or the Merger. You should read this Supplement together with the proxy statement/prospectus and the annexes thereto, as well as the documents incorporated by reference therein, before making a voting decision.

IMPORTANT INFORMATION FOR STOCKHOLDERS

Stockholders who have not yet voted or submitted a proxy are urged to do so as promptly as possible.

If you have already submitted a proxy, you do not need to take any action unless you wish to revoke or change your proxy, which you may do in the manner described in the proxy statement/prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE MERGER, THE ISSUANCE OF SHARES OF BRAG HOUSE COMMON STOCK IN CONNECTION WITH THE MERGER, OR THE OTHER MATTERS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS OR THIS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE

PURPOSE OF THIS SUPPLEMENT

The purpose of this Supplement is to describe and reflect a recent amendment to the Merger Agreement.

On March 26, 2026, the parties entered into Amendment No. 3 to the Merger Agreement (the “Amendment”). This Supplement updates the disclosure in the proxy statement/prospectus accordingly.

Except as expressly described in this Supplement, the proxy statement/prospectus remains unchanged, and the board of directors of Brag House continues to recommend that Brag House stockholders vote “FOR” each of the proposals described in the proxy statement/prospectus, as amended by this Supplement.

SUMMARY OF AMENDMENT

The Amendment permits House of Doge to extend restrictions, which would otherwise be applicable pursuant to existing agreements between House of Doge and its stockholders, on such stockholders’ ability to transfer the shares of Brag House’s common stock that are issued to them in the Merger, and to impose transfer restrictions on holders of vested House of Doge RSUs that receive shares of Brag House Common Stock in the Merger. The Amendment also provides that Brag House will instruct the exchange agent to place appropriate stop transfer orders against or restrictive legends on the shares of Brag House common stock issued to the former House of Doge stockholders or holders of vested RSUs in the Merger.

The amendment also extends the date after which either Brag House or House of Doge can terminate the Merger Agreement if the transactions contemplated thereby have not been consummated to May 29, 2026.

The Amendment does not modify any other provisions of the Merger Agreement and does not affect:

●	the merger consideration;

●	the Exchange Ratio;

●	voting mechanics with respect to the special meeting; or

●	the proposals being submitted to Brag House’s stockholders for approval at the special meeting.

SUPPLEMENTAL DISCLOSURES TO THE PROXY STATEMENT/PROSPECTUS

The following information supplements and amends the proxy statement/prospectus and should be read in conjunction with the proxy statement/prospectus, which should be read in its entirety. Except as described below, the proxy statement/prospectus remains unchanged.

Pages v, 5, 14, and 92 (Termination Provisions)

The reference to “April 30, 2026” on each of pages v, 5, 14, and 92, regarding the date after which either Brag House or House of Doge can terminate the Merger Agreement if the Transactions (which includes the Merger) have not been consummated (subject to certain exceptions), is hereby deleted and replaced in its entirety with the following: “May 29, 2026.”

Page 83 – Transfer Restrictions Applicable to the Merger Consideration

A new subsection titled “Transfer Restrictions” is hereby added immediately prior to the subsection titled “Procedures for Exchange of House of Doge Common Stock” as follows:

Transfer Restrictions Applicable to the Shares Issued as Merger Consideration

House of Doge has informed Brag House that the House of Doge stockholders are, pursuant to existing agreements with House of Doge, subject to restrictions on transfer of their shares of House of Doge Common Stock that, based on their terms, will be applicable to the shares of Brag House Common Stock that they receive in the Merger pursuant to the Merger Agreement (other than pursuant to their holdings of vested House of Doge RSUs), including upon conversion of any shares of Series C Preferred Stock into shares of Brag House Common Stock. As a result, as of the Effective Time, the former House of Doge stockholders will not be permitted to sell, assign, transfer or otherwise dispose of a certain percentage of their shares of Brag House Common Stock received pursuant to the Merger Agreement (other than pursuant to their holdings of vested House of Doge RSUs). In particular, depending on the specific form of agreement each House of Doge stockholder previously executed, 66.67% or 70.0% of such shares of Brag House Common Stock will be restricted from transfer as of and for 89 days following the Effective Time and 33.4% or 40.0% of such shares of Brag House Common Stock will remain restricted from transfer for 179 days following the effective time, with all transfer restrictions lapsing as of 180 days after the Effective Time.

House of Doge has informed Brag House that it intends to modify the terms of such transfer restrictions such that, as of the Effective Time: (i) 80% of the shares of Brag House Common Stock that each former House of Doge stockholder receives in the Merger (other than pursuant to their holdings of vested House of Doge RSUs) will be subject to the transfer restrictions (unless such transfer is specifically required by a domestic relations order, divorce settlement, will, the laws of descent and distribution or applicable law) as of and for 89 days after the Effective Time; (ii) 47.0% or 50.0%, respectively, of such shares of Brag House Common Stock will remain restricted from transfer for 179 days after the Effective Time; (iii) 14.0% and 10.0%, respectively, of such shares of Brag House Common Stock will remain restricted for 269 days following the Effective Time; and (iv) all such transfer restrictions will lapse as of 270 days after the Effective Time.

In addition, House of Doge has further advised Brag House that it is also imposing transfer restrictions on certain holders of House of Doge RSUs such that (i) all holders of vested House of Doge RSUs that receive shares of Brag House Common Stock in the Merger may not sell, assign, transfer or otherwise dispose of any of such shares of Brag House Common Stock for 90 days following the Effective Time, and (ii) at any time after 90 days following the Effective Time, in any one day any such holder only may sell, assign, transfer or otherwise dispose of an amount of such shares of Brag House Common Stock that does not exceed 5.0% of the total trading volume of the Brag House Common Stock on Nasdaq (or such other exchange on which such shares may be primarily listed at the time of transfer) on the day prior to the day of such transfer, in each case unless such a transfer is specifically required by a domestic relations order, divorce settlement, will, the laws of descent and distribution or applicable law.

Pursuant to the Merger Agreement, Brag House agreed that House of Doge could take the foregoing actions.

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